Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.333-37321, 333-37323, and 333-120201) and Form S-3 (No. 333-109159) of Encision Inc. of our report dated June 15, 2011, with respect to the balance sheet of Encision Inc. as of March 31, 2011, and the related statements of operations, shareholders’ equity, and cash flows for the year then ended, which appears in the March 31, 2011 Annual Report on Form 10-K of Encision Inc.

/s/ Eide Bailly LLP
Eide Bailly LLP

Greenwood Village, Colorado

June 15, 2011